Exhibit 99.1

Location Based Technologies, Inc. Begins Fulfilling Purchase Order for $1.2M with Trucking Service Provider

IRVINE, Calif.--(BUSINESS WIRE)-- Location Based Technologies, Inc. (OTCBB:LBAS.ob - News), a leading-edge service provider of personal, pet and asset location devices, today announced it has received and is prepared to fulfill a purchase order for LoadRackTracker with our freight monitoring devices. The order is valued at approximately $1.2M.

“After working through several difficult years in the economy, we are now ready to begin delivery of our unique trucking and freight monitoring system to LoadRackTracker™,” said Dave Morse, CEO of Location Based Technologies. “This is the first of several channel partner relationships to be announced which will speed the use and adoption of our cutting edge PocketFinder Network™ with hardware solutions that meet specific market segment’s needs.”

LoadRackTracker device delivery will begin in July. This joint solution uses advanced technology to assist shippers, carriers and truck brokers to optimize their resources, to coordinate available trucks and loads, and allow for load visibility across the supply chain. The customized interface for the LoadRackTracker solution can be accessed via the Internet, an iPad, or smartphone to show its exact location and load condition in real time. In addition, the devices include several advanced features, such as allowing users and stakeholders to be notified when a device leaves or enters a zone, near real-time load temperature monitoring, route changes and the ability to manage time delays. By combining the PocketFinder® solution with the LoadRackTracker.com™ software, load integrity, customer service and load visibility will enhance the procurement and delivery of all temperature controlled goods.

“We will soon begin production of the entire family of our devices including the PocketFinder® for Pets which is a small GPS pet locator that allows users to locate their pet at any time and receive alerts when they go missing. The PocketFinder® for People, also a small GPS location device that provides real time information for the device and the loved one carrying it, and the PocketFinder® Vehicle, available now, which is a perfect solution for parents who want peace of mind and for businesses that need a dedicated GPS vehicle tracking system,” Mr. Morse went on to say.

About LoadRackTracker

LoadRackTracker ™ is a premier provider of truck and load matching, with an industry first real-time asset tracking application. Their advanced technology allows shippers, carriers, and truck brokers to optimize resources and coordination by procuring available trucks and loads, while ensuring load integrity across the supply chain. Accessed through multiple mediums, the system allows users to determine load location and status, designate safe and unsafe zones and lanes, monitor load temperatures, facilitate route changes, and effectively manage equipment problems and delays.

About Location Based Technologies, Inc.

A publicly traded company (OTCBB:LBAS.ob - News), Location Based Technologies, headquartered in Irvine, CA, designs and develops leading-edge personal locator devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the way businesses and families interact globally. For more information, visit www.pocketfinder.com.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

Contact:

Vision Advisors
Terry McGovern, 415-902-3001
www.visionadvisors.net

Location Based Technologies, Inc.
David Morse, PhD, 888-600-1044 x5
investor@locationbasedtech.com